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                                                                    EXHIBIT 23.6

           CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT ACCOUNTANTS

                         Independent Auditors' Consent

The Board of Directors
Deposit Guaranty Corp.:

     We consent to the use of our audit report dated February 5, 1997 on the consolidated financial statements of Deposit Guaranty Corp. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Deposit Guaranty Corp. incorporated herein by reference and to the reference to our firm under the heading "Experts" and "Summary--Selected Financial Data" in the Joint Proxy Statement--Prospectus. Our audit report on the 1994 financial statements refers to a change in the method of accounting for debt securities.

Jackson, Mississippi                           /s/ KPMG PEAT MARWICK LLP
March 11, 1998